Exhibit 99.1

AON CORPORATION AND HEWITT ASSOCIATES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2009 and for the six months ended June 30, 2010 combine the historical consolidated statements of income of Aon Corporation (“Aon”) and Hewitt Associates, Inc. (“Hewitt” and, together with Aon, the “combined company”) giving effect to the merger (as defined below) of Aon and Hewitt, as if it had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of June 30, 2010 combines the historical consolidated balance sheets of Aon and Hewitt, giving effect to the merger as if it had occurred on June 30, 2010. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events and adjustments that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with:

•                  the separate historical financial statements of Aon as of and for the year ended December 31, 2009 and the related notes included in Aon’s Annual Report on Form 10-K for the year ended December 31, 2009;

•                  the separate historical financial statements of Hewitt as of and for the year ended September 30, 2009 and the related notes incorporated by reference into Amendment No. 1 to Aon’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2010;

•                  the separate historical financial statements of Aon as of and for the three and six months ended June 30, 2010 and the related notes included in Aon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010;

•                  the separate historical financial statements of Hewitt as of and for the three and nine months ended June 30, 2010 and the related notes incorporated by reference into Amendment No. 1 to Aon’s Registration Statement on Form S-4 filed with the SEC on August 17, 2010; and

•                  the separate historical financial statements of Hewitt as of and for the three months ended December 31, 2009 and the related notes incorporated by reference into Amendment No. 1 to Aon’s Registration Statement on Form S-4 filed with the SEC on August 17, 2010.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Aon and Hewitt during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles (“GAAP”), which is subject to change and interpretation. Aon has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial statements and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

Also, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Aon and Hewitt or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2009

(millions, except per share data)	Aon	Hewitt	Pro Forma Adjustments		Pro Forma Combined
Revenue
Commissions, fees and other	$7,521	$3,074			$10,595
Fiduciary investment income	74	—			74
Total revenue	7,595	3,074	—		10,669
Expenses
Compensation and benefits	4,597	1,875	(54	)(c4)	6,418
Other general expenses	1,977	765	201	(c5)	2,943
Total operating expenses	6,574	2,640	147		9,361
Operating Income	1,021	434	(147)		1,308
Interest income	30	7			37
Interest expense	(122)	(40)	(63	)(c1)	(249)
			(24	)(c1)
Other income (expense)	20	9			29
Income from continuing operations before income taxes	949	410	(234)		1,125
Income taxes	268	145	(90	)(c6)	323
Income from continuing operations	681	265	(144)		802
Less: Net income attributable to noncontrolling interests	45	—			45
Net income from continuing operations attributable to Aon stockholders	$636	$265	$(144)		$757
Basic net income per share from continuing operations attributable to Aon stockholders	$2.25	$2.84			$2.18
Diluted net income per share from continuing operations attributable to Aon stockholders	$2.19	$2.78			$2.13
Cash dividends per share paid on common stock	$0.60	—			$0.60
Weighted average common shares outstanding—basic	283.2	93.4	64.2		347.4
Weighted average common shares outstanding—diluted	291.1	95.4	64.2		355.3

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(millions, except per share data)	Aon	Hewitt	Pro Forma Adjustments		Pro Forma Combined
Revenue
Commissions, fees and other	$3,774	$1,523			$5,297
Fiduciary investment income	28				28
Total revenue	3,802	1,523	—		5,325
Expenses
Compensation and benefits	2,332	928	(30	)(c4)	3,230
Other general expenses	929	412	87	(c5)	1,428
Total operating expenses	3,261	1,340	57		4,658
Operating Income	541	183	(57)		667
Interest income	5	4			9
Interest expense	(67)	(19)	(35	)(c1)	(126)
			(5	)(c1)
Other income (expense)	12	(2)			10
Income from continuing operations before income taxes	491	166	(97)		560
Income taxes	121	31	(37	)(c6)	115
Income from continuing operations	370	135	(60)		445
Less: Net income attributable to noncontrolling interests	13				13
Net income from continuing operations attributable to Aon stockholders	$357	$135	$(60)		$432
Basic net income per share from continuing operations attributable to Aon stockholders	$1.29	$1.45			$1.27
Diluted net income per share from continuing operations attributable to Aon stockholders	$1.27	$1.42			$1.25
Cash dividends per share paid on common stock	$0.30	—			$0.30
Weighted average common shares outstanding—basic	277.1	93.2	64.2		341.3
Weighted average common shares outstanding—diluted	281.7	95.4	64.2		345.9

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

AS OF JUNE 30, 2010

(in millions)	Aon	Hewitt	Acquisition Adjustments		Debt Issuance Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$260	$686			(717	)(c)	$273
					44	(c)
Short-term investments	474	48					522
Receivables and unbilled work in process, net	1,994	523					2,517
Fiduciary assets	12,226	114					12,340
Other current assets	543	365	(96	)(b1)			811
			(1	)(b1)
Total Current Assets	15,497	1,736	(97)		(673)		16,463
Goodwill	5,710	373	2,352	(c7)			8,435
Intangible assets, net	753	176	2,549	(c8)			3,478
Fixed assets, net	450	367					817
Investments	301	43					344
Other non-current assets	1,245	250	(232	)(b1)	22	(c2)	1,283
			(2	)(b1)
TOTAL ASSETS	$23,956	$2,945	$4,570		$(651)		$30,820

LIABILITIES AND EQUITY
LIABILITIES
CURRENT LIABILITIES:
Fiduciary liabilities	$12,226	$114					$12,340
Short-term debt and current portion of long-term debt	370	29			(29	)(c9)	370
Accounts payable and accrued liabilities	1,192	577	(110	)(b4)	(11	)(c9)	1,641
					(7	)(c9)
Other current liabilities	350	224	(62	)(b3)			512
Total Current Liabilities	14,138	944	(172)		(47)		14,863
Long-term debt	1,601	519	2,440	(a2)	(519	)(c9)	4,094
					53	(c)
Pension and other post employment liabilities	1,716	47					1,763
Other non-current liabilities	1,023	448	(113	)(b3)	(35	)(c)	2,262
			939	(b4)
TOTAL LIABILITIES	$18,478	$1,958	$3,094		$(548)		$22,982
EQUITY
Common stock	363	1	(1	)(a1)(c10)			427
			64	(a1)(c10)
Additional paid-in capital	3,134	1,744	(1,744	)(a1)(c11)			5,533
			2,399	(a1)(c11)
Retained earnings	7,605	674	(674	)(c12)	(103	)(c12)	7,502
Treasury stock at cost	(3,713)	(1,407)	1,407	(c13)			(3,713)
Accumulated other comprehensive loss	(1,961)	(25)	25	(c13)			(1,961)
TOTAL AON STOCKHOLDERS EQUITY	5,428	987	1,476		$(103)		7,788
Noncontrolling interests	50	—					50
TOTAL EQUITY	5,478	987	1,476		$(103)		7,838
TOTAL LIABILITIES AND EQUITY	$23,956	$2,945	$4,570		$(651)		$30,820

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The acquisition adjustments are explained in Note 4 Estimate of Consideration Expected to be Transferred, Note 5 Estimate of Assets to be Acquired and Liabilities to be Assumed and Note 6 Pro Forma Adjustments. The debt issuance adjustments are explained in Note 6 Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On July 11, 2010, Aon, Hewitt and two wholly owned subsidiaries of Aon entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions set forth in the Merger Agreement, a wholly owned subsidiary of Aon will merge with and into Hewitt (the “merger”) and the surviving corporation will then merge with and into another wholly owned subsidiary of Aon. The Merger Agreement provides that at the effective time of the merger (the “effective time”), each share of Hewitt common stock issued and outstanding immediately prior to the effective time (other than treasury shares of Hewitt, shares of Hewitt common stock held by a wholly owned subsidiary of Hewitt, shares of Hewitt common stock held by Aon or any of Aon’s subsidiaries and shares of Hewitt with respect to which appraisal rights are validly exercised) will be converted into the right to receive, at the election of Hewitt stockholders and subject to the automatic proration and adjustment procedures, (i) the “mixed consideration”, which is the combination of (x) $25.61 in cash and (y) 0.6362 of a share of Aon common stock, (ii) an amount of cash (rounded to two decimal places), without interest, equal to $25.61 plus the product of (x) 0.6362 multiplied by (y) the “closing Aon VWAP”, which is the closing volume-weighted average price of Aon common stock, rounded to four decimal points, on the NYSE for the period of ten consecutive trading days ending on the second full trading day prior to the effective time or (iii) a number of shares of Aon common stock equal to the “exchange ratio”, which is the sum of (x) 0.6362 and (y) the quotient (rounded to four decimal places) of $25.61 divided by the closing Aon VWAP.

In connection with the merger, all outstanding options to purchase Hewitt common stock will vest immediately prior to the effective time under the terms of the Hewitt stock plan or related award documents. Under the Merger Agreement, each option to purchase Hewitt common stock granted under the Hewitt stock plan that is outstanding and unexercised immediately prior to the effective time will be converted at the effective time into an option to purchase Aon common stock, on the same terms and conditions as the Hewitt stock option (but taking into account any changes to the option, including any acceleration of vesting, provided in the Hewitt stock plan or related award documents by reason of the merger). The number of shares of Aon common stock subject to each such converted stock option will be equal to the number of shares of Hewitt common stock subject to such Hewitt stock option, multiplied by the exchange ratio, rounded down to the nearest whole share of Aon common stock. The exercise price per share for each such converted stock option will be equal to the per share exercise price specified in such Hewitt stock option divided by the exchange ratio (rounded up to the nearest cent).

Under the Merger Agreement, each share of restricted Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will vest in full immediately prior to the effective time and be converted into the right to receive the mixed consideration.

Under the Merger Agreement, each restricted stock unit relating to Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will become fully vested and will be settled in one share of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration.

Under the Merger Agreement and the Hewitt stock plan, each award of performance share units with respect to shares of Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will, if the effective time occurs prior to the end of the applicable performance cycle for such performance share units, as provided in the applicable grant agreements evidencing such performance share units, vest in 100% of the target number of performance share units. At the effective time, the vested performance share units will be settled in shares of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration. Performance share units as to which the applicable performance cycle has ended and which are subject to vesting based solely on continued employment will be treated in the same manner as restricted stock units relating to Hewitt common stock.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

The merger is subject to Aon and Hewitt stockholder approval, government and regulatory approvals and other usual and customary closing conditions. The merger is expected to be completed in the third or fourth quarter of 2010.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared under existing GAAP, which is subject to change and interpretation. The accompanying unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Aon would have been had the acquisition of Hewitt occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements do not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the acquisition of Hewitt, the costs to integrate the operations of Aon and Hewitt or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements. The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Aon and Hewitt filed by Aon and Hewitt with the SEC. Certain reclassifications have been made to the historical presentation of Hewitt’s financial statements to conform to the presentation used in the unaudited pro forma condensed combined balance sheet and relate primarily to deferred contract costs, deferred contract revenues, advanced billings to clients, deferred income taxes, and capital lease obligations. Certain reclassifications have been made to the historical presentation of Hewitt’s financial statements to conform to the presentation used in the unaudited pro forma condensed combined statement of income primarily related to revenues; selling, general and administrative expenses; reimbursable expenses; goodwill and asset impairment; and gain on sale of businesses.

Hewitt’s historical statement of income is presented as of its fiscal year ended September 30, 2009. Had Hewitt conformed to Aon’s fiscal year which ended December 31, 2009, its revenues would have been $3,075 million and its net income would have been $269 million.

As of the date of the Current Report on Form 8-K to which these financial statements are Exhibit 99.1 (this “Form 8-K”), Aon has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of Hewitt’s assets to be acquired and Hewitt’s liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Hewitt’s accounting policies to Aon’s accounting policies. However, as indicated in Note 5 to the unaudited pro forma condensed combined financial statements, Aon has made certain adjustments to the June 30, 2010 historical book values of Hewitt’s assets and liabilities to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial statements. Any excess purchase price over the historical book values of Hewitt’s net assets, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results may differ from these unaudited pro forma condensed combined financial statements once Aon has determined the final purchase price for Hewitt, has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes. The determination of the final purchase price allocations can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

Aon is still in the process of completing this review for other intangibles such as favorable/unfavorable contracts and favorable/unfavorable real estate leases. Aon anticipates that there will be unfavorable real estate leases and is in the process of working with a specialist to identify these leases and any related impact there may be on the pro forma condensed combined financial statements. There can be no assurance that the finalization of Aon’s review will not result in material changes.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

The merger will be accounted for as an acquisition in accordance with the guidance related to business combinations. This guidance outlines the methodologies for calculating acquisition price and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the acquisition date that do not meet certain re-measurement criteria be recorded in the income statement. Under the acquisition method of accounting, the total estimated acquisition price (consideration transferred) as described in Note 4 to the unaudited pro forma condensed combined financial information will be measured at the closing date of the merger using the market price at that time. Therefore, the per share equity component may be materially different from that assumed for purposes of preparing this unaudited pro forma condensed combined financial information. In accordance with the accounting guidance for business combinations, acquisition related transaction costs (i.e. advisory, legal, valuation, other professional fees) are not included as a component of the consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition related transaction costs expected to be incurred by Aon are estimated to be approximately $20 million and as they are non-recurring, are reflected in these unaudited pro forma condensed combined financial statements as a reduction of cash and retained earnings.

The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings, operating synergies or revenue enhancements that Aon expects to achieve as a result of the merger, the costs to integrate the operations of Aon and Hewitt, or the costs necessary to achieve these cost savings operating synergies or revenue enhancements. The merger is expected to create approximately $355 million in annual cost savings across Aon in 2013, primarily from the reduction in back office areas, public company costs, supplier savings, management overlap and the leverage of technology platforms.

3. Accounting Policies

Upon consummation of the merger, Aon will continue the review of Hewitt’s accounting policies. As a result of that review, Aon may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Aon is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the consideration to be transferred to effect the transaction:

	US$ in millions, except share data	Common Shares (stated value $1 share)	Capital in Excess of Par Value	Total
(a1)	Issuance of Aon Class A common stock to Hewitt stockholders (64.2 million shares at $38.34)	$64.2	$2,399	$2,463
(a2)	Cash consideration			2,440
	Total consideration			$4,903

Based on Aon’s share price of $38.34 as of July 9, 2010, the purchase price would be approximately $4.9 billion, consisting of $2.44 billion of cash and the issuance of 64.2 million shares of Aon common stock. Hewitt stockholders will be entitled to receive for each share of Hewitt common stock, $25.61 in cash and 0.6362 of a share of Aon common stock. For purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that holders of Hewitt restricted stock awards, restricted stock units and performance stock units will receive the mixed consideration. Hewitt stock options get converted to Aon stock

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

options based on the exchange ratio. For purposes of these unaudited pro forma condensed combined financial statements, it has been assumed that the holders have all elected to receive the mixed consideration and that in addition to cash consideration approximately 58.5 million shares of Aon common stock were issued to retire 91.96 million shares of Hewitt common stock, and 3.3 million and 2.4 million shares of Aon common stock were issued to satisfy Hewitt stock options and restricted stock units / performance stock units, respectively.

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with existing GAAP, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $38.34 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. For example, an increase or decrease by 10% in the Aon common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements would increase or decrease the consideration expected to be transferred by approximately $250 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill. Using the Aon common stock price as of the close of business on September 1, 2010 ($37.16 per share) would result in a decrease of approximately $76 million in the expected consideration.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

A preliminary estimate of the assets to be acquired and the liabilities to be assumed by Aon in the merger, reconciled to the estimate of consideration expected to be transferred, is provided below. The final valuation of net assets acquired is expected to be completed as soon as possible after the acquisition date.

	(US$ in millions)
(b1)	Book value of net assets acquired at June 30, 2010	$987
	Adjusted for:
	Deferred contract cost, current portion	(96)
	Deferred contract cost, long-term portion	(232)
	Elimination of existing goodwill and intangible assets	(549)
	Adjusted book value of net assets acquired	$110
	Adjusted to:
	Intangible assets(b2)	2,725
	Deferred financing cost—short term	(1)
	Deferred financing cost—long term	(2)
	Deferred contract revenues, current portion(b3)	62
	Deferred contract revenues, long-term portion(b3)	113
	Deferred tax liability(b4)	(939)
	Income tax payable(b4)	110
	Goodwill(b5)	2,725
	Estimate of consideration expected to be transferred	$4,903

As of the date of this Form 8-K, Aon has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of Hewitt’s assets to be acquired and Hewitt’s liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Hewitt’s accounting policies to Aon’s accounting policies. Aon is still in the

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

process of completing its review for other intangibles such as favorable/unfavorable contracts and favorable/unfavorable real estate leases. Aon anticipates that there will be unfavorable real estate leases and is in the process of working with a specialist to quantify this number and the related impact on the unaudited pro forma condensed combined financial statements. There can be no assurance that such finalization will not result in material changes.

Upon completion of the fair value assessment after the acquisition of Hewitt, Aon anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

(b2)                   The components of the estimated fair value of acquired identifiable intangible assets are as follows:

(US$ in millions)	Estimated Fair Value	Estimated Useful Lives (Years)
Trademark / Trade Name	$865	n/a
Customer Relationships
Human Capital Consulting	50	9
H&B Retirement Consulting	310	11
Benefits Outsourcing / Administration	1,070	11
Developed Technology	430	7
Total	$2,725

As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired identifiable intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all identifiable intangible assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

For purposes of the preliminary allocation, Aon has estimated a fair value for Hewitt’s intangible assets related to trademark and trade names, customer relationships and developed technology based on the net present value of the projected income stream of those intangible assets. The fair value adjustment is being amortized over an estimated useful life of between seven and eleven years. The estimated future amortization charges as of December 31, 2009 are: 2010: $235 million, 2011: $218 million, 2012: $199 million, 2013: $183 million. A 10% change in the allocation between these intangible assets and goodwill would result in a change in annual amortization expense of approximately $25.2 million in the first full year.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(b3)                    Adjustment to record the differences between the estimated fair values and the historical carrying amounts of Hewitt’s deferred revenues including the elimination of deferred revenue balances where no future performance obligation exists. The estimated fair values represent amounts equivalent to the estimated costs to complete plus an appropriate profit margin to fulfill the obligations assumed for in progress implementation projects. The estimated amounts presented for purposes of the unaudited pro forma condensed combined balance sheet are based upon the deferred revenue balances of Hewitt as of June 30, 2010.

(US$ in millions)	Deferred Revenue	Estimated Fair Values	Decrease
Deferred revenues, current	$64	$2	$(62)
Deferred revenues, long term	163	50	(113)
Total	$227	$52	$(175)

(b4)                    As of the effective time of the merger, Aon will provide deferred taxes and make other adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles, deferred revenue and deferred costs. Aon will also make adjustments to deferred taxes and current income taxes to reflect the estimated tax impact of equity compensation (stock options, restricted stock units and performance stock units) that will vest as part of the merger transaction.

The pro forma adjustment to record the effect of deferred taxes and other adjustments was computed as follows:

US$ in millions
Estimated fair value adjustment for intangible assets to be acquired	$2,549
Estimated fair value adjustment to deferred contract revenues	175
Estimated fair value adjustment to deferred contract costs	(328)
Total estimated fair value adjustments	$2,396
Deferred taxes associated with fair value adjustments of assets to be acquired(i)	$(923)
Reversal of deferred taxes associated with Hewitt equity compensation	(16)
Total estimated adjustment to deferred taxes	$(939)
Estimated Hewitt equity compensation (stock options, RSU and PSU)	$290
Estimated adjustment to current taxes for Hewitt equity compensation consideration(ii)	110

(i)

Deferred taxes for acquired intangible assets are based on a 38.5% estimated combined post-merger US federal and state statutory rate. Deferred taxes for deferred contract revenues and deferred contract costs are based on Hewitt’s 38% combined US federal and state statutory rate.

(ii)	Assumes that all stock options are exercised upon closing. Adjustment based on 38% statutory rate after consideration of certain limitations on tax benefits for equity compensation.

(b5)

Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

6. Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the columns under the headings “Pro Forma Adjustments,” “Acquisition Adjustments” and “Debt Issuance Adjustments” represent the following:

(c)                           To record the cash used in the merger excluding the cash portion of the acquisition purchase price.

Includes estimated payments which are estimated to be $717 million and are assumed to be made on or before the acquisition including $14 million of fees associated with the bridge loan, $26 million of fees associated with the term loan (as defined below), approximately $3 million of fees associated with the Notes (as defined below), $20 million for Aon’s estimated acquisition related costs, $608 million to retire Hewitt short term and long term debt and accrued interest (including a $53 million pre payment / “make whole” payment), $11 million to retire interest rate swaps associated with the debt and $35 million associated with Hewitt’s voluntary deferred compensation plan which will be paid upon completion of the merger.

The unaudited pro forma condensed combined financial statements assumed that the cash portion of the acquisition purchase price is $2.44 billion of which $1.44 billion will be raised through the issuance of the Notes. The proceeds raised from the issuance of the Notes in excess of this $1.44 billion amount, of approximately $44 million, has been included as cash and serves to partially offset the estimated payments listed in the paragraph above in calculating the cash used in the merger excluding the cash portion of the acquisition purchase price.

For the purposes of these unaudited pro forma condensed combined financial statements, Aon has assumed that all of Hewitt’s short-term and long-term debt will be retired upon completion of the merger. Aon is still in the process of determining whether certain of Hewitt’s debt will be retired upon completion of the merger. The principal impact on the unaudited pro forma condensed financial statements of not retiring certain of Hewitt’s debt would be an increase in cash and cash equivalents as the amount of cash used to retire debt and pay the “make whole” payment would be reduced, an increase in short-term and long-term debt, an increase in interest expense reflecting the interest rate payable on the relevant unretired debt, a decrease in income taxes and a decrease in both basic and diluted net income from continuing operations per common share.

(c1)                     On August 13, 2010, Aon entered into (i) a $1 billion term loan facility with an interest rate of LIBOR + 2.5% (the “term loan facility”) and (ii) a $1.5 billion bridge facility (the “bridge facility”) with certain lenders in connection with the financing of a portion of the merger consideration expected to be transferred in the merger. The term loan facility provides Aon with unsecured term loan financing of up to $1.0 billion (the “term loan”). The bridge facility has a term of 364 days from the effective time of the merger and provides Aon with unsecured financing in a total principal amount up to $1.5 billion. For the purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that, in lieu of drawing on the bridge facility, Aon will issue $600,000,000 aggregate principal amount of 3.50% senior notes due 2015 (the “2015 Notes”), $600,000,000 aggregate principal amount of 5.00% senior notes due 2020 (the “2020 Notes”) and $300,000,000 aggregate principal amount of 6.25% senior notes due 2040 (the “2040 Notes”, and together with the 2015 Notes and the 2020 Notes, the “Notes”) to finance a portion of the merger consideration.

•                  Aon estimates additional interest expense of $63 million in 2009 and $35 million in the first six months of 2010 associated with the additional debt Aon will issue in connection with the merger offset by retiring Hewitt’s existing debt. This consists of additional interest expense of approximately $33.3 million in 2009 and $16.7 million in the first six months of 2010 associated with the $1 billion term loan under the $1 billion term loan facility with an interest rate of LIBOR + 2.5% and a three year maturity. For purposes of the unaudited pro forma condensed combined income statement, Aon used a LIBOR rate of 0.83488% based on September 2, 2010 interest rates. On September 7, 2010, in lieu of drawing down on its $1.5 billion bridge facility, Aon agreed to issue the 2015 Notes, 2020 Notes and 2040 Notes which have interest rates of 3.5%, 5.0% and 6.25% respectively. Aon will therefore incur additional interest expense associated with the Notes of approximately $69.8 million in 2009 and

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

$34.9 million in the first six months of 2010. This interest expense will be offset by the elimination of Hewitt’s interest expense due to the retirement of Hewitt’s outstanding debt of $40 million in 2009 and $17 million in the first six months of 2010.

•                  If LIBOR were to increase or decrease by 1% from the rate assumed on the $1.0 billion term loan, pro forma interest expense would increase or decrease by approximately $10 million for 2009 and $5 million for the first six months of 2010.

•                  Aon estimates additional interest expense of approximately $23 million in 2009 and $5 million in the first six months of 2010 for the amortization of debt issuance costs associated with the $1 billion term loan facility, and the $1.5 billion bridge facility that Aon entered into on August 13, 2010. This is based on debt issuance costs associated with the two aforementioned debt instruments of approximately $40 million ($26 million of costs associated with the term loan facility amortized over three years and $14 million associated with the bridge facility expensed immediately). Aon estimates additional interest expense of approximately $1.4 million in 2009 and $0.7 million in the first six months of 2010 for the amortization of debt issuance costs associated with the Notes. This is based on debt issuance costs associated with the Notes of approximately $12 million amortized over the respective terms of the Notes.

•                  Aon also estimates additional interest expense of approximately $0.9 million in 2009 and $0.4 million in the first six months of 2010 for the amortization of the discount on issuance of the Notes.

The interest that Aon will ultimately pay can vary greatly from what is assumed in these unaudited pro forma condensed combined financial statements and will depend on the actual floating interest rate of the $1 billion term loan and Aon’s credit rating, amongst other factors.

The impact to deferred financing costs, interest expense and equity are summarized below.

(c2)              Net deferred financing costs associated with the $1.0 billion term loan facility and the Notes will increase other non-current assets by $22 million at June 30, 2010 after adjusting for amortization of $23 million and $5 million for the twelve months ended December 31, 2009 and the six month period ended June 30, 2010, respectively.

	US$ in millions
(c3)	Amortization of term loan facility financing costs into interest expense	$13
	Amortization of bridge facility financing costs into interest expense	14
	Amortization of financing costs and discount on issuance related to the Notes into interest expense	3
	Eliminate Aon’s acquisition-related transaction costs assumed to be non-recurring	20
	Prepayment penalty / “make whole” provision to retire Hewitt’s term notes	53
	Equity effect of the loss on extinguishment of debt, financing fees, and transaction costs	$103

Total advisory, legal, regulatory and valuation costs expected to be incurred by Aon are estimated to be approximately $20 million, and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings as Aon views these expenses as non recurring. In addition, the $53 million prepayment penalty / “make whole” provision incurred to retire existing Hewitt debt is reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.

(c4)                     The elimination of Hewitt’s stock based compensation expense. On the date of closing, all outstanding stock options of Hewitt become fully vested and will be converted at the effective time in accordance with the terms of the Merger Agreement. No compensation expense has been included in the unaudited pro forma condensed combined financial statements as the compensation programs for Hewitt employees have not yet been determined and cannot be estimated.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(c5)                     The unaudited pro forma condensed combined statements of income have been adjusted to reflect the adjustments to Hewitt’s acquired assets.

US$ in millions	Twelve months ended December 31, 2009	Six months ended June 30, 2010
The elimination of Hewitt’s historical asset depreciation and amortization, including amortization of deferred contract revenues and costs	$(164)	$(87)
The increase in depreciation and amortization expense resulting from the fair value adjustments associated with acquired assets	365	174
	$201	$87

(c6)                     To record estimated tax impact of the acquisition on the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income primarily related to the estimated fair value adjustments for intangibles, deferred revenue, deferred costs, and vesting of certain equity compensation items.

Aon has assumed a 38.5% combined statutory federal and state tax rate when estimating the tax effects of the adjustments to the unaudited pro forma condensed combined statements of income and the estimated fair value adjustment related to intangibles. The deferred tax adjustments for deferred revenue, deferred costs, and equity compensation plans have been recorded based on the Hewitt historic statutory federal and state tax rate of 38% because these items are now reversing.

(c7)                     To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

US$ in millions
Eliminate Hewitt’s historical goodwill	$(373)
Estimated transaction goodwill	2,725
Total	$2,352

(c8)                     To adjust intangible assets to an estimate of fair value, as follows:

US$ in millions
Eliminate Hewitt’s historical intangible assets	$(176)
Estimated fair value of intangible assets acquired	2,725
Total	$2,549

(c9)                     To adjust debt as follows:

US$ in millions
Eliminate Hewitt’s historical current debt	$29
Eliminate Hewitt’s historical long term debt	519
Retirement of interest rate swaps ($11 million) and accrued interest ($7 million)	18
Total	$566

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(c10)               To record the stock portion of the transaction consideration, at par, and to eliminate Hewitt common stock, at par, as follows:

US$ in millions
Eliminate Hewitt’s common stock	$(1)
Issuance of Aon common stock	64
Total	$63

(c11)               To record the stock portion of the transaction consideration, at fair value less par, and to eliminate Hewitt additional paid in capital, as follows:

US$ in millions
Eliminate Hewitt’s additional paid in capital	$(1,744)
Additional paid in capital on issuance of Aon common stock	2,399
Total	$655

(c12)               To eliminate Hewitt’s retained earnings, and to record estimated non-recurring acquisition and financing related costs of Aon, as follows:

US$ in millions
Eliminate Hewitt’s retained earnings	$(674)
Estimated acquisition related expenses, costs related to new financing and prepayment penalty on existing debt assumed to be non recurring(c3)	(103)
Total	$(777)

The unaudited pro forma condensed combined financial statements do not reflect anticipated acquisition-related transaction costs to be incurred by Hewitt, which are estimated to be approximately $30 million.

(c13)               To eliminate Hewitt’s accumulated other comprehensive loss and treasury stock of $25 million and $1.407 billion, respectively.